FOR IMMEDIATE RELEASE

Contact:  Michele M. Thompson
President and Chief Financial Officer
Phone:  (219) 362-7511
Fax:  (219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

LaPorte, Indiana, October 29, 2012 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq:  LPSBD), the holding company for The LaPorte Savings Bank (the “Bank”), reported net income of $1.4 million, or $0.30 per diluted share for the quarter ended September 30, 2012 and $3.3 million, or $0.74 per diluted share for the nine months ended September 30, 2012.  This compares to net income of $1.1 million, or $0.26 per diluted share for the quarter ended September 30, 2011 and $2.4 million, or $0.54 per diluted share for the nine months ended September 30, 2011.  The primary reason for the increase in net income for both time periods was an increase in net interest income.

“We are pleased with our consistent growth in earnings and interest margin, given the continued pressure on interest rates and the highly competitive market conditions,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc.  Brady continued, “We are encouraged with the level of loan demand and productivity in many of our markets and will continue to remain focused on loan quality first and foremost.”  In regards to the Company’s recent successful conversion and reorganization to the stock holding company form of organization, Brady added, “We are extremely pleased with the results of the offering and are proud of the response we received from our current and former deposit customers.  We look forward to moving ahead as a full stock company by continuing to provide quality personalized service to our customers and communities.”

Net interest income increased for both the three and nine months ended September 30, 2012 when compared to the same prior year periods.  Net interest income increased by $544,000, or 15.6%, to $4.0 million for the three months ended September 30, 2012 compared to $3.5 million for the same prior year period.  Net interest income increased $1.7 million, or 17.2%, to $11.5 million for the nine months ended September 30, 2012 from $9.8 million for the same prior year period.  Interest and fee income from mortgage warehouse loans increased $626,000 for the three months ended September 30, 2012 and $1.8 million for the nine months ended September 30, 2012 when compared to the same prior year periods due to an increase in activity and volume in this portfolio.  Net interest margin increased to 3.69% for the three months ended September 30, 2012 compared to 3.32% for the same prior year period.  Net interest margin increased to 3.58% for the nine months ended September 30, 2012 compared to 3.26% for the same prior year period.  The increase in the net interest margin for both time periods was primarily due to a decrease in interest expense which was offset by a decline on the average yield of interest earning assets.

Noninterest income for the three months ended September 30, 2012 and 2011 remained consistent at $1.1 million.  Noninterest income for the three months ended September 30, 2011 benefited from higher gains on the sale of securities of $387,000.  Gains on mortgage banking activities increased $141,000 for the three months ended September 30, 2012 when compared to the same prior year period.  Also impacting noninterest income for the three months ended September 30, 2012 were gains of $141,000 attributable to the call of certain brokered time deposits during the quarter.  For the nine months ended September 30, 2012, noninterest income increased $384,000, or 19.3%, to $2.4 million compared to $2.0 million for the same prior year period.  The primary reason for the increase in noninterest income for the nine months ended September 30, 2012 was due to a $413,000 increase in gains on mortgage banking activities as refinancing activity increased for the nine months ended September 30, 2012 when compared to the same prior year period.  Also impacting noninterest income for the nine months ended September 30, 2012 were gains of $141,000 attributable to the call of certain brokered time deposits during the third quarter of 2012.

Noninterest expense for the three months ended September 30, 2012 increased $113,000, or 4.2%, to $2.8 million compared to $2.7 million for the three months ended September 30, 2011.  Noninterest expense for the nine months ended September 30, 2012 increased $317,000, or 3.9%, to $8.5 million compared to $8.2 million for the nine months ended September 30, 2011.  These increases were primarily due to increases in salaries and wages expense as a result of the implementation of an equity incentive plan late in the third quarter of 2011, along with an increase in staffing in the commercial credit department.

Asset quality metrics remained strong during the third quarter of 2012.  The allowance for loan losses to nonperforming loans was 52.6% at September 30, 2012 compared to 59.3% at December 31, 2011.  A provision for loan losses of $353,000 was recorded for the three months ended September 30, 2012 compared to $403,000 for the same prior year period.  The decrease in provision amount for the third quarter of 2012 was primarily due to a decrease in our historical loss percentage.  Provision for loan losses for the nine months ended September 30, 2012 totaled $884,000 compared to $634,000 for the same prior year period.  The increase in provision for the first nine months of 2012 when compared to the same period in 2011 was due to an increase in specific reserve allocation and outstanding loan balances.  The provision amounts recorded reflect management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is impacted by various trends, including current economic conditions.  Annualized net charge-offs decreased to 0.16% of average outstanding loans for the nine months ended September 30, 2012 compared to 0.50% of average outstanding loans for the year ended December 31, 2011. At September 30, 2012, nonperforming loans to total loans ratio was 2.59% compared to 2.13% at December 31, 2011.  The allowance for loan losses to total loans ratio increased to 1.36% at September 30, 2012 compared to 1.26% at December 31, 2011.

 Total assets at September 30, 2012 were $485.1 million compared to $477.1 million at December 31, 2011.  Total deposits at September 30, 2012 increased to $363.4 million from $333.6 million at December 31, 2011 primarily due to $24.4 million in escrow deposits made by subscribers in relation to our company’s conversion from the mutual holding company corporate structure to the stock holding company corporate structure and related stock offering which was completed on October 4, 2012 in addition to an increase in core deposits of $6.4 million, or 5.8%.  Total stockholders’ equity increased to $59.3 million at September 30, 2012, compared to $55.7 million at December 31, 2011.  At September 30, 2012, the Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios of 10.5%, 13.9% and 15.1%, respectively.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana.  Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions in Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses.  Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the internet at www.laportesavingsbank.com under Investor Relations.  All information at and for the periods ended September 30, 2012 and 2011 has been derived from unaudited financial information.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2012
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2012	2011
	(unaudited)

Selected Financial Condition Data and Ratios:
Total assets	$485,138	$477,145
Cash and cash equivalents	7,429	8,146
Interest-earning time deposits in other financial institutions	3,430	—
Investment securities	121,682	131,974
Federal Home Loan Bank stock	3,817	3,817
Loans held for sale, at fair value	1,917	3,049
Loans, gross	316,149	299,131
Allowance for loan losses	4,305	3,772
Deposits	363,394	333,560
Federal Home Loan Bank of Indianapolis advances	51,711	72,021
Other borrowings	5,155	10,136
Shareholders’ equity	59,311	55,703

Asset Quality Ratios:
Nonperforming assets to total assets	1.86%	1.55%
Nonperforming loans to total loans	2.59%	2.13%
Allowance for loan losses to nonperforming loans	52.62%	59.27%
Allowance for loan losses to total loans	1.36%	1.26%
Net charge-offs to average loans outstanding (YTD annualized)	0.16%	0.50%

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Data and Ratios:
Interest income	$5,096	$4,922	$14,969	$14,406
Interest expense	1,070	1,440	3,440	4,572
Net interest income	4,026	3,482	11,529	9,834
Provision for loan losses	353	403	884	634
Net interest income after provision for loan losses	3,673	3,079	10,645	9,200
Noninterest income	1,097	1,131	2,378	1,994
Noninterest expense	2,803	2,690	8,538	8,221
Income before income tax expense	1,967	1,520	4,485	2,973
Income tax expense	596	374	1,145	562
Net income	$1,371	$1,146	$3,340	$2,411

Net income per share:
Basic	$0.30	$0.26	$0.74	$0.54
Diluted	0.30	0.26	0.74	0.54

Return on average assets (annualized)	1.15%	1.00%	0.95%	0.73%
Return on average equity (annualized)	9.38%	8.58%	7.77%	6.18%
Net interest margin (annualized)	3.69%	3.32%	3.58%	3.26%
Efficiency ratio	54.73%	58.31%	61.39%	69.51%

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2012
(Dollars in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)

Nonaccrual loans:
Real estate:
One- to four-family	$1,221	$1,325
Five or more family	—	—
Commercial	3,450	1,935
Construction	—	—
Land	3,028	2,800
Total real estate	$7,699	$6,060
Consumer and other loans:
Home equity	25	14
Commercial	—	28
Automobile and other	5	8
Total consumer and other loans	30	50
Total troubled debt restructured	257	254
Total nonaccrual loans	$7,986	$6,364

Loans greater than 90 days delinquent and still accruing:
Real estate:
One- to four-family	$—	$—
Five or more family	—	—
Commercial	196	—
Construction	—	—
Land	—	—
Total real estate	$196	$—
Consumer and other loans:
Home equity	—	—
Commercial	—	—
Automobile and other	—	—
Total consumer and other loans	$—	$—
Total nonperforming loans	$8,182	$6,364

Foreclosed assets:
One- to four-family	$182	$140
Five or more family	—	—
Commercial	277	365
Construction	—	—
Land	385	507
Consumer	—	—
Business assets	—	—
Total foreclosed assets	$844	$1,012

Total nonperforming assets	$9,026	$7,376